PAR Technology Corporation (NYSE:PAR) FOR RELEASE: March 21, 2016 CONTACT: Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com

Jack in the Box Inc. Selects PAR Hardware and Services

for Their Jack in the Box® and Qdoba Mexican Grill® Locations

Jack in the Box Inc. to deploy PAR EverServ 7200 and PAR Services Across the Brand

New Hartford, NY – March 21, 2016 – PAR Technology Corporation (NYSE: PAR) announced today that Jack in the Box Inc. (NASDAQ: JACK) has selected PAR EverServ® hardware and service solutions for all of their Jack in the Box® and Qdoba Mexican Grill® Corporate stores and has named PAR as the approved hardware terminal vendor for all franchise locations. Jack in the Box Inc., based in San Diego, CA is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 locations. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 locations.

Jack in the Box Inc. sought to find an industry leader with quality hardware and a reputation for first-class services to support their business. Their selection of the PAR technology solution was based on many factors including:

•	Reputation – For more than 30 years, PAR has built a reputation for quality hardware solutions.

•	Flexibility – The PAR Technology solution has the ability to provide a reliable hardware platform, nationwide installation expertise and on-site support options

•	Service – PAR’s technical and field service organizations have been supporting customers for more than 30 years with a proven track record of meeting or beating SLA (service level agreement) requirements.

“We were looking to partner with a vendor that offered a reliable and cost effective technology platform.  PAR was able to deliver a solution that not only met our platform requirements, but had the expertise and resources to implement our efficient rollout strategy,” said Jeff Marshall, Jack in the Box, Inc. CIO.

“We are proud to have partnered with Jack in the Box Inc. to deliver a customized solution that met their distinct requirements. The Jack in the Box team has consistently embodied the values of partnership, which has allowed all stakeholders to be successful. We are excited to grow our relationship with their team and look forward to the future,” said Karen Sammon, President and CEO of PAR Technology Corporation.

About Jack in the Box, Inc

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

About PAR Technology Corporation

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies.  Visit www.partech.com for more information.

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